UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2018

MoSys, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

2309 Bering Drive

San Jose, California 95131

(Address of principal executive offices, with zip code)

(408) 418-7500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

Public Offering of Securities

On October 2, 2018, MoSys, Inc., (the “Company”) entered into a placement agency agreement with Roth Capital Partners, LLC and The Benchmark Company (the “Placement Agents”) and securities purchase agreements with certain purchasers for the purchase and sale of common units consisting of one share of common stock and a warrant to purchase one share of common stock (“common stock warrant”), and pre-funded units consisting of a pre-funded warrant to purchase one share of common stock and a common stock warrant, in an offering of securities registered under an effective registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (SEC File No. 333-225193). In the offering, the Company sold 36.9 million units, consisting of 8.1 million common units, at a price to the public of $0.30 per unit, and 28.8 million pre-funded units, at a price to the public of $0.30 per unit.

The common stock warrants are immediately exercisable at an exercise price of $0.30 per share (subject to adjustment). If, at any time while the common stock warrants are outstanding, the Company sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share that is less than the exercise price then in effect, the applicable exercise price shall be reduced,  but not below  $0.12 per share (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions).  The exercise price adjustment provisions of the common stock warrants do not apply to certain ordinary course of business transactions, such as awards of equity securities to employees of the Company, and conversions or exercises of currently outstanding securities previously issued by the Company.

The offering is expected to close on or about October 4, 2018, subject to the satisfaction of customary closing conditions.

For a period of 120 days after the closing date of the sale of the units, the provisions of the securities purchase agreement generally prohibit the Company from issuing or agreeing to issue shares of common stock or common stock equivalents other than under equity compensation plans, outstanding rights to acquire common stock or common stock equivalents, or in connection with certain acquisitions or strategic transactions.

The co-placement agency agreement provides that the Company will indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  The Placement Agents agreed to use reasonable best efforts to arrange for the sale of the units being issued and sold in the Offering.  The Placement Agents will be paid a total cash fee at the closing of the offering equal to 6.5% of the gross cash proceeds received by the Company from the sale of the units in the Offering, excluding proceeds from the sale of units purchased by holders of 10% Senior Secured Convertible Notes issued by the Company. In addition, the Company has agreed to reimburse the Placement Agents for certain out-of-pocket expenses incurred in connection with the offering, not to exceed $80,000.

The foregoing summaries of the offering and the securities to be issued in connection therewith, do not purport to be complete and are qualified in their entirety by reference to the registration statement and to the securities purchase agreement, the co-placement agency agreement, the form of pre-funded warrant and the form of common stock warrant, which agreements are attached exhibits, and are incorporated by reference in response to this Item 1.01.

On October 2, 2018, the Company issued a press release to announce the offering.  A copy of the press release is attached as exhibit 99.1, in partial response to this item 1.01.

Amendment to Senior Secured Convertible Notes

Effective October 2, 2018, the Company amended the 10% Senior Secured Convertible Note Purchase Agreement, dated March 14, 2016, pursuant to which the Company originally issued $8,000,000 principal amount of 10% Senior Secured Convertible Notes initially due August 15, 2018 (the “Notes”) and each of the Notes, pursuant to Amendment No. 2 to 10% Senior Secured Convertible Note Purchase Agreement and Every 10% Senior Secured Convertible Note Due August 15, 2018 Issued Thereunder (“Amendment No. 2”) by and between the Company and the purchasers’ agent and the holders of the Notes. Amendment No. 2 implemented the terms set forth in the Memorandum of Understanding for Modification of 10% Senior Secured Convertible Notes dated September 13, 2018, described in the Company’s Current Report on Form 8-K filed with the SEC on September 17, 2018. Amendment No. 2 extended the maturity date of the Notes to August 15, 2023, and reduced the conversion price of the Notes from $4.25 per share to $0.5717 per share.

In accordance with the MOU, the Company used $7.4 million of the proceeds from its public offering of securities (described above in this Item 1.01) to repay a portion of the Notes.  The Company issued to Ingalls a total of 12.3 million units, consisting of both common units and pre-funded units. A copy of Amendment No. 2 is attached hereto as Exhibit 10.30, which is incorporated by reference in response to this item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

1.1	Co-placement Agency Agreement
4.6	Form of Common Stock Purchase Warrant
4.7	Form of Pre-Funded Warrant
10.26	Securities Purchase Agreement
10.30	Amendment No. 2 to 10% Senior Secured Convertible Note Purchase Agreement and every 10% Senior Secured Convertible Note due August 15, 2018 Issued Thereunder
99.1	Press Release dated October 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

	By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer

Date: October 3, 2018